Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Getaround, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Secondary Offering: Common Stock, par value $0.0001 per share	Other (2)	86,300 (3)	$0.1738 (2)	$14,998.94	0.00014760	$2.21

	Warrants	Secondary Offering: Warrants to purchase Common Stock	Other (4)	7,000,000 (5)	—	—	—	(4)

Fees Previously Paid	Equity	Primary Offering: Common Stock, par value $0.0001 per share	Other (2)	16,791,642 (6)	$0.6251 (2)	$10,496,455.41	—	$1,156.71

	Equity	Secondary Offering: Common Stock, par value $0.0001 per share	Other (2)	127,419,304 (3)	$0.6251 (2)	$79,649,806.93	—	$8,777.41

	Warrants	Secondary Offering: Warrants to purchase Common Stock	Other (4)	4,616,667 (5)	—	—	—	(4)

	Total Offering Amounts					$90,161,261.28		$9,936.33

	Total Fees Previously Paid							$9,934.12

	Total Fees Offsets							—

	Net Fee Due							$2.21

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price shown for the fees to be paid is the average of the high and low selling price of the common stock on May 30, 2024, as reported on the New York Stock Exchange. The price shown for the fees previously paid was the average of the high and low selling price of the common stock on February 1, 2023, as reported on the New York Stock Exchange.

(3)

Consists of up to 127,505,604 shares of common stock registered for resale by the Selling Securityholders, comprising (i) up to 51,318,409 outstanding shares of common stock, including (1) up to 6,468,750 Founder Shares; (2) up to 200,000 Representative Shares; (3) up to 2,000,000 Bonus Shares; (4) up to 39,229,579 shares of common stock issued as closing merger consideration; (5) up to 2,530,958 shares of common stock issued upon the conversion of certain 2022 Bridge Notes; (6) up to 266,156 Equitable Adjustment Shares; (7) up to 536,666 shares of common stock issued pursuant to an amendment to an advertising services agreement with iHeartMedia; and (8) up to 86,300 shares of common stock issued to certain former holders of 2022 Bridge Notes pursuant to certain settlement agreements and releases; (ii) up to 18,180,379 shares of common stock reserved for issuance as Earnout Shares, which are issuable based on the achievement of trading price targets following the Closing and subject to the terms provided in the Merger Agreement; (iii) up to 46,390,149 shares of common stock reserved for issuance upon the conversion of the Convertible Notes; (iv) up to 4,616,667 shares of common stock issuable upon the exercise of the private placement warrants held by certain parties to the Registration Rights Agreement; and (v) up to 7,000,000 shares of common stock issuable upon the exercise of the Convertible Notes Warrants.
(4)	In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the shares of common stock underlying the warrants, and no separate fee is payable for the warrants.
(5)

Consists of up to 11,616,667 warrants to purchase shares of common stock registered for resale by the Selling Securityholders, comprising (i) up to 4,616,667 private placement warrants and (ii) up to 7,000,000 Convertible Notes Warrants.

(6)

Consists of up to 16,791,642 shares of common stock, comprising (i) the shares of common stock that may be issued upon the exercise of 5,174,975 public warrants that were issued to stockholders in connection with the registrant’s IPO, (ii) the shares of common stock that may be issued upon the exercise of 4,616,667 private placement warrants, and (iii) the shares of common stock that may be issued upon the exercise of 7,000,000 Convertible Notes Warrants.